Exhibit 10.1

TRANSITIONAL SERVICES EMPLOYMENT AGREEMENT

THIS AGREEMENT is made, effective as of March 28, 2016, by and between Gibraltar Industries, Inc., a Delaware corporation, with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (the “Company”), and Paul M. Murray, an individual residing at                     , (the “Executive”).

RECITALS:

Prior to March 28, 2016, the Executive has been the Senior Vice President – Human Resources of the Company. In connection with the anticipated retirement of the Executive and related succession planning that has been under development by the Company, the Company and the Executive have agreed that the Executive will resign from his position as an officer of the Company, effective as of March 28, 2016, and that, thereafter, the Executive will provide assistance to the Company’s senior management team in the transition of the duties of Senior Vice President – Human Resources to a successor until the Executive’s retirement which will occur on or before March 1, 2017.

The Company and the Executive desire to set forth in writing the terms and conditions upon which the Executive will be continue to be employed by the Company until his retirement or earlier termination.

CONSIDERATION:

NOW, THEREFORE, in consideration of the conditions and covenants set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1.
Employment and Duties

1.01    Relinquishment of Officer Status. Effective as of the date hereof, the Executive hereby resigns from his position as an elected officer of the Company holding the title Senior Vice President – Human Resources and from his position as an elected officer of each of the Company’s direct and indirect wholly owned subsidiaries and limited liability companies and the Company hereby accepts such resignation, effective as of the date hereof.
1.02    Continued Employment. During the period beginning on the date of this Agreement and continuing until March 1, 2017, or, if earlier, the termination of the Executive’s employment, the Company hereby agrees to continue to employ the Executive in a capacity in which he is not an elected officer of the Company but holds the title Senior Vice President – Administration for the Company. Subject to the provisions of Article 3 hereof, the Executive will continue to be employed by the Company, serving as Senior Vice President – Administration through March 1, 2017, which day, unless his employment with the Company has been terminated earlier pursuant to Article 3 hereof, will be the last day of his employment with the Company and on March 2, 2017, the Executive shall be deemed to have retired from his employment with the Company. For purposes of this Agreement, the termination of the Executive’s employment at the close of business on March 1, 2017 is sometimes hereinafter referred to as his “Retirement”.
1.03    Duties. During the period of his employment under this Agreement the Executive shall report to the Company’s Chief Executive Officer and shall perform duties and responsibilities which have been developed by the Chief Executive Officer in consultation with the Executive and which are designed to facilitate the transitioning of the duties of the Company’s senior human resources executive to a newly elected officer of the Company as well as to implement administrative policies and processes designed to enhance the efficiency of the Company’s human resource functions.
ARTICLE 2.
Compensation and Fringe Benefits

2.01    Transitional Services Salary and Benefits. (a) For and in consideration of the Executive’s agreement to provide the transitional services contemplated by this Agreement, subject to the provisions of Section 6.01, Section 6.02 and Section 6.03 hereof, the Company shall pay the Executive an aggregate amount, excluding any incentive compensation which the Executive may become entitled to pursuant to the following provisions of this Article 2, equal to the amount which the Executive would be entitled to receive at his current base salary over the period beginning April 1, 2016 and ending December 31, 2017 (such period being hereinafter the “Transitional Services Payment Period”), which amount is equal to Four Hundred Forty One Thousand Dollars ($441,000.00) (such amount being hereinafter the “Transitional Services Salary Payment”). Subject to the provisions of Section 6.01, Section 6.02 and Section 6.03 hereof, the Transitional Services Salary Payment shall be payable to the Executive in substantially equal installments, less applicable withholding taxes, over the Transitional Services Payment Period. Except as provided in Section 6.02(a), the dates on which the installments of the Transitional Services Salary Payment are made to the Executive shall be the same dates during the Transitional Services Payment Period that salaried employees employed by the Company at its Buffalo, New York corporate headquarters receive regularly scheduled payments of their base salaries. The Executive acknowledges and agrees that, effective as of April 1, 2016, he will no longer be entitled to receive payment of his base salary and, instead of payment of his base salary, he will, subject to the provisions of Section 6.01, Section 6.02 and Section 6.03 hereof, be entitled to payment of the Transitional Services Salary Payment.
(a)    In addition to the payment of the Transitional Services Salary Payment, during the period beginning on the date of this Agreement and ending on March 1, 2017 or, if earlier, the date the Executive’s employment with the Company is terminated, the Company shall make available to the Executive the group medical insurance coverage which is available to all executives employed by the Company at its Buffalo, New York, corporate headquarters on the same terms (including co-pays, deductibles and employee paid premiums) that such group medical insurance coverage is available to all executives employed by the Company at its Buffalo, New York, corporate headquarters (the right of the Executive to receive such group medical insurance coverage on such terms being hereinafter the “Transitional Group Medical Benefit”).
2.02    Incentive Compensation. (a) Subject to the following provisions of this Section 2.02, the Executive shall continue to be entitled to participate in the Company’s annual cash incentive compensation program known as the Management Incentive Compensation Plan (the “MICP”) for the 2016 calendar year and the annual cash incentive compensation which shall be payable to the Executive for the achievement by the Company of the targeted level of performance as established by the Compensation Committee for 2016 under the MICP shall be equal to thirty five percent (35%) of the Executive’s Two Hundred Fifty Two Thousand Dollar ($252,000.00) 2016 base salary. In connection with the Executive’s participation in the MICP, the Executive shall also be entitled to participate in and receive awards of restricted stock units under the management stock purchase plan (“MSPP”), a feature of the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Omnibus Plan”). In addition, for the period January 1, 2017 through March 1, 2017, the Executive shall be eligible to receive a pro-rata payment of the amount which he would have earned under the MICP had he remained in the employ of the Company through December 31, 2017 at an annual base salary equal to his 2016 base salary, which pro-rata payment shall be made to the Executive at the same time that payment of annual incentive compensation with respect to the 2017 calendar year, if any, is paid to executive employees of the Company. For the avoidance of doubt, the Executive shall be permitted to defer his receipt of any portion of any MICP payment for the 2017 calendar year and purchase restricted stock units with such deferred amounts and, if the Executive makes any such deferral, to receive matching restricted stock units at the same percentage that the Executive received with respect to his deferral of his 2015 MICP payment.
(a)    The Executive shall retain the rights he has acquired under the terms of awards of restricted stock units and performance stock units which he has received under the Company’s equity based long term incentive plan (the “LTIP”).
(b)    Payment of the amount, if any, of any bonus the Executive may become entitled to receive pursuant to the terms of the MICP shall be made to the Executive in accordance with the terms of the MICP. The amount and timing of payment of any cash compensation which the Executive may be entitled to receive as a result of his participation in the MSPP shall be determined pursuant to the terms of the MSPP. The issuance of shares of common stock of the Company to which he may be entitled with respect to restricted stock units awarded to the Executive under the terms of the LTIP and the payment to the Executive of cash to which he may be entitled with respect performance stock units awarded to the Executive under the terms of the LTIP shall be made to the Executive in accordance with the terms of the applicable restricted stock unit awards and performance stock unit awards made to the Executive under the LTIP.
2.03    Change in Control Benefits. The Company and the Executive are parties to a Change in Control Agreement dated February 20, 2009 (hereinafter the “Change in Control

Agreement”) providing certain benefits to the Executive upon the occurrence of a Change in Control (as defined in the Change in Control Agreement). Capitalized terms used but not otherwise defined in this Section 2.03 shall have the meaning ascribed to such terms under the Change in Control Agreement. The Company and the Executive hereby agree that, except as expressly provided by this Section 2.03, upon the occurrence of a Change in Control, the Executive shall have all the rights provided by the Change in Control Agreement, including, but not limited to, the right to receive a lump sum payment of all installments of the Transitional Services Salary Payments provided for by this Agreement which are unpaid at the time the Change in Control occurs (as provided for by Section 3(a)(ii) of the Change in Control Agreement) due to the fact that the Transitional Services Salary Payments provided for by this Agreement constitute “compensation which is payable at a time and in a manner which constitutes a ‘deferral of compensation’ as described in Section 3(a)(ii) of the Change in Control Agreement. Notwithstanding the foregoing or anything to the contrary contained in the Change in Control Agreement, if a Change in Control occurs and the Executive’s employment is terminated by the Company without “Cause” or by the Executive for a “Good Reason” then:

(a)     If the date on which such termination occurs is on or prior to December 31, 2016, the Executive shall not be entitled to receive payment of his Annual Compensation as provided for in Section 4(b)(ii) of the Change in Control Agreement; and

(b)     If the date on which such Termination occurs is at any time on or after January 1, 2017 and prior to March 2, 2017, the Executive shall not be entitled to payment of his Annual Compensation as provided for in Section 4(b)(ii) of the Change in Control Agreement and, instead the Executive shall receive a lump sum payment, at the time provided for by Section 4(b) of the Change in Control Agreement, in an amount equal to: (i) Forty Two Thousand Dollars ($42,000.00) if the date on which the Executive’s employment occurs prior to February 1, 2017; or (ii) Twenty One Thousand dollars ($21,000.00) if the date on which the Executive’s employment is terminated occurs after February 1, 2017 and prior to March 2, 2017.
2.04    Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable expenses which the Executive may, from time to time, incur on behalf of the Company in the performance of his responsibilities and duties under this Agreement, provided that the Executive accounts to the Company for such expenses in the manner prescribed by the Company. In addition, the Company shall reimburse the Executive for, or pay directly, the reasonable fees of Colligan Law LLP incurred by Executive in connection with the review of this Agreement. The Company and the Executive acknowledge and agree that the foregoing shall not give the Company any power to direct the legal representation provided by Colligan Law LLP to Executive.
2.05    Tax Qualified Plans. For as long as the Executive remains an employee of the Company, the Executive shall be entitled to participate in the tax qualified 401(k) plan maintained by the Company for employees of the Company who are employed at the Company’s corporate offices and any other tax qualified plans which the Company may, from time to time, maintain for employees of the Company who are employed at the Company’s corporate headquarters. After his retirement, the Executive shall be permitted to maintain an account under the terms of the tax qualified 401(k) plan as permitted by such 401(k) plan.
2.06    Group Welfare Benefits. For as long as the Executive remains an employee of the Company, the Executive shall, in addition to his right to receive the Transitional Group Medical Benefit, be eligible to participate in any other group health and welfare benefits plans and programs which are maintained by the Company for exempt salaried employees employed at the Company’s corporate offices. Notwithstanding the foregoing, the Company shall have no obligation to maintain or provide such group welfare benefits to the Executive unless the Executive pays to the Company, on a monthly basis, the employee portion of any costs associated with the maintenance and provision of such benefits by the Company, which such costs shall be determined on the same basis as for other plan participants who are employed by the Company at the Company’s corporate headquarters. In addition, during the period of the Executive’s employment under the terms of this Agreement, the Executive shall be eligible to participate in the group health and welfare plans and programs on the same basis as may be provided or maintained by the Company for its executive officers.
2.07    Vacation. During the 2016 calendar year, the Executive shall be entitled to five (5) weeks of paid vacation in addition to U.S. holidays on which salaried employees employed at the Company’s corporate offices are not required to report to work; provided that, consistent with the vacation policy of the Company in effect for salaried employees of the Company employed at the Company’s corporate headquarters (such policy being hereinafter the “Vacation Policy”), the Executive shall pre-clear the days on which he intends to take vacation with the Company’s Chief Executive Officer. If the Executive’s employment with the Company is terminated prior to December 31, 2016, the number of weeks of paid vacation which the Executive is entitled to receive shall, to the extent not previously used by the Executive, be adjusted in a manner which is consistent with the Vacation Policy. If the Executive is employed by the Company on and after January 1, 2017, the Executive shall earn vacation days for any such period of employment consistent with the Vacation Policy based on an annual vacation accrual of five (5) weeks. The Executive’s rights to payment of any unused vacation pay shall be determined by the Vacation Policy.
2.08    Perquisites. Prior to the date hereof, the Executive, by virtue of his status as Senior Vice President – Human Resources is entitled to receive annual perquisites including, but not limited to, club dues, financial and tax planning advice, executive physical and personal use of a Company automobile. During the period of his employment hereunder, the Executive shall be entitled to the same perquisites that he was entitled to as of the date of this Agreement and, with respect to the period January 1, 2017 through March 1, 2017, the Executive shall be entitled to such perquisites on a pro rata basis. Without limiting the foregoing, with respect to the Company’s automobile, the Executive shall be entitled to be reimbursed for the use of such automobile for the entire period of his employment to the same extent that he was entitled to such reimbursement prior to the date hereof and, subject to the provisions of Section 6.02(b) hereof, following the termination of his employment, his rights to the Company’s automobile shall be determined under the Company’s automobile policy as applicable to retiring executives.

ARTICLE 3.
Term and Termination

3.01    Term. The period of employment of the Executive under this Agreement (hereinafter the “Term”) shall begin on the date hereof and continue until the Executive’s Retirement, or, if earlier, the Executive’s death, the Executive’s Disability (as hereinafter defined) or a termination of the Executive’s employment by the Company, with “Cause” (as hereinafter defined).
3.02    Termination For Cause. The Company may terminate the Executive's employment hereunder at any time for Cause (as defined below), by delivering to the Executive a written notice of termination setting forth the date on which such termination is to be effective and specifying in reasonable detail the facts and circumstances claimed to provide a basis for the termination. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive's employment hereunder if: (a) the Executive is indicted for a felony involving moral turpitude; or (b) the Executive engages in egregious acts or omissions which result or are likely to result in material injury to the Company or its reputation.
3.03    Disability. If, at any time prior to the date the Executive’s employment with the Company is terminated, it is determined by either the Company or the Executive that the Executive suffers from a Total and Permanent Disability, the party that makes the determination that the Executive suffers from a Total and Permanent Disability shall provide thirty (30) days written notice to the other party of such determination and, unless such determination is disputed by the receiving party, effective as of the last day of the calendar month in which such notice period expires, the Executive’s employment with the Company hereunder shall be deemed to be terminated. For purposes of this Agreement, the Executive shall be deemed to suffer from a Total and Permanent Disability if the Executive is unable to perform the material and substantial duties of the Executive’s position due to any medically determinable physical or mental impairment that is reasonably expected to result in death or reasonably expected to last for a continuous period of not less than twelve (12) months.
ARTICLE 4.
Confidentiality; Non-Compete Provisions

4.01    Confidentiality. During the period of the Executive's employment hereunder and for a period of three (3) years following a termination, for any reason whatsoever, of the Executive's employment hereunder, the Executive agrees that he will not, without the written consent of the Company’s Chief Executive Officer, disclose to any person (other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of the Company or to a person as required by any order or process of any court or regulatory agency) any confidential information obtained by the Executive while in the employ of the Company with respect to any management strategies, policies or techniques or with respect to any products, improvements, formulae, designs or styles, processes, customers, methods of distribution, or methods of manufacture of the Company or any of its subsidiaries; provided, however, that confidential information shall not include any information generally available to the public (other than as a result of unauthorized disclosure by the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.
4.02    Non-Compete. During a period of three (3) years after the date of any termination of the Executive's employment hereunder, the Executive will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business which competes with any “Company Business” (as defined in Section 4.03 below) in any geographic area where such Company Business is being conducted at the time of such termination. Ownership by the Executive of 2% or less of the voting stock of any publicly held Company shall not constitute a violation of this Section 4.02.
4.03    Company Business. For purposes of Section 4.02 hereof “Company Business” shall mean any business conducted by the Company or by any group, division or subsidiary of the Company at the time of Executive’s termination provided, however, that: (a) a business shall not be deemed to be a Company Business unless: (i) 10% or more of the consolidated gross sales and operating revenues of the Company is derived from such business; or (ii) 10% or more of the consolidated assets of the Company are devoted to such business; and (b) a business which is conducted by the Company at the time of the Executive's termination and which subsequently is sold or discontinued by the Company shall not, subsequent to the date of such sale or discontinuance, be deemed to be a Company Business within the meaning of Section 4.02 hereof.
4.04    Non-solicitation of Employees. During a period of three (3) years after the date of any termination of the Executive’s employment hereunder, the Executive will not, solicit or offer to employ any individuals that are employees of the Company or any of its subsidiaries or wholly owned limited liability companies (including any executive officers of the Company) at the time the Executive’s employment is terminated; provided that, the limitation on the right of the Executive to solicit or offer to employ individuals as contained in this Section shall not apply to any such individuals who, either before or after the termination of the Executive’s employment hereunder, have terminated their employment with the Company, its subsidiaries and its wholly owned limited liability companies.
ARTICLE 5.
Death and Disability Benefits

5.01    Death Benefits.      If: (a) the Executive dies during the Transitional Services Payment Period; then (b) the Company shall continue to pay the beneficiary of the Executive (or, if none, the personal representative of the Executive’s estate) the remaining amount of any unpaid portion of the Transitional Services Salary Payment according to the same terms that such payments would have been made to the Executive; and (c) the Company shall pay the Executive’s spouse the Supplemental Payment provided for by Section 6.03(b) hereof as adjusted by Section 6.03(c) hereof; and (d) the Company shall cause the beneficiary of the Executive (or, if none, the personal representative of the Executive’s estate) to be paid any benefits payable to the beneficiaries of the Executive on account of the Executive’s death as provided for by the terms of: (i) any life insurance policies maintained by the Company for the benefit of the Executive; (ii) the Company’s 401(k) plan; (iii) any cash payments the Executive may be entitled to receive as a result of his participation in the MSPP (including the Management Stock Purchase Plan that was established by the Company in connection with the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “2005 Omnibus Plan”); (iv) any equity based incentive compensation awards granted to the Executive under the Omnibus Plan and the 2005 Omnibus Plan in connection with the LTIP; (v) any awards of restricted stock, restricted stock units, performance stock units, options or other equity type awards granted to the Executive under the terms of the Omnibus Plan, the 2005 Omnibus Plan or otherwise granted to the Executive; and (vi) any tax qualified retirement plans maintained by the Company.
5.02    Disability Benefits.        If: (a) the Executive’s employment is terminated as a result of his suffering of a Total and Permanent Disability; then (b) the Company shall cause the Executive to be paid any benefits payable to the Executive on account of his suffering of a Total and Permanent Disability under the terms of: (i) any disability insurance policies maintained by the Company for the benefit of the Executive; (ii) the Company’s 401(k) plan; and (iii) any other tax qualified retirement plans maintained by the Company; and (c) subject to the provisions of Section 6.02(a) and (b) hereof: (i) the Company shall continue to pay the Executive the remaining amount of any unpaid portion of the Transitional Services Salary Payment; and (ii) in the event of the death of the Executive prior to payment of the remaining amount of the Transitional Services Salary Payment, following the Executive’s death, the Company shall pay the beneficiary of the Executive (or, if none, the personal representative of the Executive’s estate) the remaining amount of any unpaid portion of the Transitional Services Salary Payment according to the same terms that such payments would have been made to the Executive; and (iii) the Company shall pay the Executive and, if applicable, the Executive’s spouse, the Supplemental Payment provided for by Section 6.03(b) hereof as adjusted, if applicable by Section 6.03(c) hereof; and (d) subject to the provisions of Section 6.02(a) and (b) hereof, the Company shall cause the Executive to be paid any benefits payable to the Executive on account of his suffering of a Total and Permanent Disability under the terms of: (i) the MSPP established under the Omnibus Plan and the 2005 Omnibus Plan; (ii) any equity based incentive compensation awards granted to the Executive under the Omnibus Plan and the 2005 Omnibus Plan in connection with the LTIP; and (iii) any awards of restricted stock, restricted stock units, performance stock units, options or other equity type awards granted to the Executive under the Omnibus Plan, the 2005 Omnibus Plan or otherwise granted to the Executive.
ARTICLE 6.
Severance and Effects of Termination

6.01    Effect of Termination for Cause.    In the event the Executive's employment with the Company is terminated by the Company for Cause (as permitted by Section 3.02 hereof) on the first date following the effective date of such termination that employees of the Company who are employed at the Company’s corporate headquarters are paid a regular installment of their base salary (any such date that employees of the Company who are employed at the

Company’s corporate headquarters are paid a regular installment of their base salary being hereinafter a “Pay Date”), the Company shall pay to the Executive, less applicable payroll and withholding taxes, any installment of his the Transitional Services Salary Payment which is accrued and unpaid as of the date the termination of the Executive’s employment becomes effective. After the amount required to be paid to the Executive by the preceding sentence has been paid, the Company shall have no further obligation to pay the Executive any additional installments of the Transitional Services Salary Payment, compensation or bonuses and, except as otherwise provided in Section 6.03, no further obligation to pay to or provide the Executive any other benefits. For purposes of this Agreement, installments of the Executive’s Transitional Services Salary Payment shall not be deemed to be “accrued” if they are scheduled to be paid on a Pay Date that occurs after the date on which the termination of the Executive’s employment is effective.
6.02    Effect of Termination Due to Disability or Retirement. (a) In the event that the Executive’s employment is terminated due to his Disability or his Retirement; provided that, within forty five (45) days following the date the Company delivers to the Executive a waiver and release in the form of Exhibit A attached hereto (hereinafter the “Waiver and Release”), the Executive executes and delivers such Waiver and Release to the Company and does not revoke the Waiver and Release as permitted by the terms of the Waiver and Release, in addition to any payments which the Executive may be entitled to receive in connection with his Disability or his Retirement under the terms of the tax qualified 401(k) plan maintained by the Company and Gibraltar Deferred Compensation Plan: (i) the Company shall pay to the Executive or issue shares of common stock of the Company to the Executive, as the case may be, the amount of the cash payments that the Executive is entitled to receive and the number of shares of common stock of the Company that the Executive is entitled to receive, each at the time and in the amount, determined, as applicable, under the terms of the MSPP, under the terms of any restricted stock unit awards issued to the Executive prior to the date hereof and under the terms of any performance stock unit awards issued to the Executive prior to the date hereof; and (ii) the Company shall, at the time that payments are made to other executives of the Company under the terms of the MICP for the calendar year in which the Executive’s employment is terminated, pay the Executive a pro rata portion of the amount of any cash payment the Executive would otherwise have been entitled to receive with respect to the MICP for the year in which the Executive’s employment with the Company is terminated, based on the date on which the Executive’s employment is terminated; and (iii) the Company shall recommence the payment of installments of the Transitional Services Salary Payment beginning with the first Pay Date occurring after the period in which the Executive has the right to revoke the Waiver and Release has expired and such installments shall continue to be paid to the Executive through the end of the Transitional Services Payment Period; and (iv) the Company shall pay the Executive the Supplemental Payment provided for by Section 6.03(b) hereof. In connection with the foregoing, during the period beginning on the date of the Executive’s Retirement or, if applicable, the date the Executive’s employment is terminated due to his Disability and ending on the first day following the last date that the Executive has the right to revoke the Waiver and Release, the installments of the Transitional Services Salary Payment and any payments which the Executive is entitled to receive under the terms of the Gibraltar Deferred Compensation Plan shall be suspended pending the receipt of the executed Waiver and Release from the Executive and the expiration of the period within which the Waiver and Release is able to be revoked. In addition, at the time the installments of the Transitional Services Salary Payment are re-commenced, the Company shall include with the first payment, the aggregate amount of the installments of the Transitional Services Salary Payment that were suspended, less applicable withholding taxes and, to the extent required by the terms of the Gibraltar Deferred Compensation Plan, the aggregate amount, if any, of payments the Executive was entitled to receive under the terms of the Gibraltar Deferred Compensation Plan that were suspended, less applicable withholding taxes. In connection with the termination of the Executive’s employment due to his Retirement or, if applicable, his Disability, the Company shall promptly, but in no event more than twenty (20) days following the termination of the Executive’s employment
(a)    In the event that the Executive fails or refuses to execute and return within the forty five (45) day period following the date the Company delivers the Waiver and Release to the Executive, or if the Executive revokes the Waiver and Release after it has been executed and delivered to the Company and prior to the expiration of the period within which the Waiver and Release may be revoked: (i) the Executive shall not be entitled to issuance of any shares of common stock of the Company; and (ii) the Executive shall not be entitled to payment of any amount from the Company, including, but not limited to, payments otherwise due under the terms of any restricted stock unit awards issued to the Executive, payments otherwise due under the terms of any performance stock units issued to the Executive, the Transitional Services Salary Payment, any amount which the Executive would otherwise have been entitled to receive under the terms of the MICP or any amount which the Executive would be entitled to receive under the terms of the Gibraltar Deferred Compensation Plan; and (iii) the Executive shall not be entitled to receive the Supplemental Payment provided for by Section 6.03(b) hereof; and (iv) the Executive shall not be entitled to receive any perquisites he would otherwise be entitled to receive.
(b)     After the amounts required to be paid to the Executive by Section 6.02(a) have been paid, the Company shall have no further obligation to pay the Executive any additional compensation or bonuses and, except as otherwise provided in Section 6.03 hereof, no further obligation to pay to or to provide the Executive any other benefits.
6.03    Obligations Which Survive Termination. (a) Nothing in this Agreement shall be deemed to limit the Executive's rights to receive or the obligation of the Company to pay or provide for the Executive and his beneficiaries any benefits accrued by the Executive at any time under the terms of the Company’s 401(k) plan. In addition, nothing in this Agreement shall be deemed to limit the right of the Executive or the Executive’s spouse to receive continuation coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
(a)    In the event the Executive’s employment with the Company is terminated due to his Retirement or, if earlier, due to his suffering of a Total and Permanent Disability, for each calendar month beginning with the month of March, 2017, in the case of the Executive’s Retirement, or, in the case the Executive’s employment is terminated due to his suffering of a Total and Permanent Disability, beginning with the first calendar month following the date the

Executive’s employment is terminated due to his suffering of a Total and Permanent Disability, and ending with the month of December, 2017, the Executive shall, subject to the following provisions of this Section 6.03(b), be entitled to payment from the Company of the amount by which the monthly premium payable by the Executive to receive COBRA continuation coverage with respect to the group medical insurance coverage which was in effect for the Executive immediately prior to the termination of his employment exceeds the monthly amount which the Executive was required to pay to the Company to maintain such group medical insurance coverage for the calendar month immediately preceding the date the Executive’s employment is terminated (such amount, adjusted, if applicable, pursuant to Section 6.03(c) below in the case of the death of the Executive, being hereinafter the “Monthly Supplemental Payment” and the aggregate amount of the Monthly Supplemental Payments which the Executive would be entitled to receive from the Company for the period described in this sentence being hereinafter the “Supplemental Payment”). In the event that the Executive’s employment is terminated due to his death, beginning with the first calendar month following the calendar month in which the Executive’s death occurs, and continuing through the month of December, 2017, the Company shall pay to the Executive’s spouse, an amount equal to the Supplemental payment, adjusted in the manner provided for by Section 6.03(c) below. In the event that he Executive fails or refuses to execute and return the Waiver and Release to the Company within the forty five (45) day period following the date the Company delivers the Waiver and Release to the Executive, or if the Executive revokes the Waiver and Release after it has been executed and delivered to the Company and prior to the expiration of the period within which the Waiver and Release may be revoked, the Executive shall not be entitled to receive any Monthly Supplemental Payment or the Supplemental Payment provided for by this Section 6.03(b). In the event that the Executive executes and delivers the Waiver and Release to the Company within the forty five (45) day period following the date the Company delivers the Waiver and Release to the Executive and does not revoke the Waiver and Release, in the first calendar month following the end of the six (6) month period which begins on the effective date of the termination of the Executive’s employment or, if earlier, in the first calendar month following the date of death of the Executive (such calendar month being hereinafter the “Supplemental Payment Commencement Month”) the Company shall pay to the Executive (or, in the case of the Executive’s death, to the Executive’s spouse), in one lump sum payment, an amount equal to the Monthly Supplemental Payment multiplied by the sum of one (1) and the number of calendar months which elapse during the period beginning with March, 2017 or, if earlier, the first calendar month following the calendar month in which the Executive’s death occurs and ending with the calendar month preceding the Supplemental Payment Commencement Month. Thereafter, for each calendar month during the period beginning with the first calendar month following the Supplemental Payment Commencement Month and ending with the month of December, 2017, the Company shall pay to the Executive (or, in the case of the Executive’s death, to the Executive’s Spouse), in one lump sum payment, an amount equal to the Monthly Supplemental Payment.
(b)    In the event that: (i) the Executive’s employment is terminated as a result of his death; or (ii) the death of the Executive occurs after the termination of the Executive’s employment but prior to the Supplemental Payment Commencement Month; or (iii) after the Supplemental Payment Commencement Month, the amount of each Monthly Supplemental Payment which is payable following the death of the Executive shall be reduced to reflect any reduction in the monthly amount of the premium payable to provide “employee + 1” coverage under COBRA to the Executive and the Executive’s spouse as compared to the monthly amount of the premium payable to provide “single” coverage under COBRA to the Executive’s spouse.

ARTICLE 7.
Miscellaneous

7.01    Amendments. This Agreement may not be amended or modified orally, and no provision hereof may be waived, except in a writing signed by the parties hereto.
7.02    Assignment. This Agreement cannot be assigned by either party hereto except with the written consent of the other.
7.03    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of the Executive and any successors in interest of the Company.
7.04    Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed wholly within such State except with respect to the internal affairs of the Company and its respective stockholders, which shall be governed by the General Company Law of the State of Delaware.
7.05    Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given and received: (a) if delivered in person, on the date delivered to the Executive or, in the case of the Company, on the date delivered to the Senior Vice President – Human Resources; (b) if delivered by mail, five (5) business days following the deposit of any such notice in the U.S. mail system for mailing by certified mail or registered mail, postage prepaid, addressed to the Executive at the address first above written or if to the Company, at its address first above written, attention Senior Vice President – Human Resources; and (c) if delivered by nationally recognized overnight delivery service, one (1) business day following the date that such notice is deposited with such nationally recognized overnight delivery service postage prepaid, addressed to the Executive at the address first above written or if to the Company, at its address first above written, attention Senior Vice President – Human Resources. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.
7.06    Severability of Provisions. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.
7.07    409A Savings Clause. (a)    Payment of the Transitional Services Salary Payment is intended to satisfy the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (hereinafter “Section 409A”) as payments made at a fixed time pursuant to a fixed schedule. Any other payments contemplated by this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. All provisions shall, to the maximum extent possible, be construed and interpreted in a manner which will cause such provisions to be implemented in a manner which complies with the applicable requirements of Section 409A and the regulations promulgated thereunder so as to avoid subjecting the Executive to taxation under Section 409A(a)(i)(A) of the Internal Revenue Code of 1986, as amended. Notwithstanding the provisions of Section 6.02(a)(iii), in the event that the Executive’s employment is terminated due to Disability and the date the termination is effective occurs on or after October 31, 2016, payment of the suspended Transitional Services Salary Payment shall not begin until the later of the first Pay Date occurring in 2017 and the first Pay Date occurring after the last date on which the Waiver and Release is permitted to be revoked.

(a)    Any payments to be made under this Agreement which is conditioned upon a termination of employment shall only be made if such termination of employment constitutes a "separation from service" under Section 409A.”  Notwithstanding any other provision of this Agreement, if at the time of the Executive's termination of employment, he is a "specified employee", determined in accordance with Section 409A, any payments and benefits provided under this Agreement that are conditioned upon a separation from service shall not be paid until the first payroll date to occur following the six-month anniversary of the Executive's termination date ("Specified Employee Payment Date"). The aggregate amount of any payments that would otherwise have been made during such six-month period shall be paid in a lump sum on the Specified Employee Payment Date without interest and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. If the Executive dies during the six-month period, any delayed payments shall be paid to the Executive's estate in a lump sum upon the Executive's death.

(b)    To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.

(ii)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

7.08    Headings.    The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.
IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the day and year first above written.
GIBRALTAR INDUSTRIES, INC.
By: /s/ Frank G. Heard                /s/ Paul M. Murray
Name: Frank G. Heard                Paul M. Murray
Title: President & Chief Executive Officer

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (“Agreement”) is made as of this _____ day of _____________, 201_, by Paul M. Murray, an individual residing at ___________________ (“Mr. Murray”).
RECITALS:

Mr. Murray was employed by Gibraltar Industries, Inc., a Delaware corporation with offices at 3556 Lake Shore Road, Buffalo, New York 14219 (the “Company”) as its Senior Vice-President – Human Resources through March 28, 2016 and thereafter as Senior Vice-President – Administration through ___________, 201_. On _________, 201_, Mr. Murray retired from his employment with the Company. In connection with the transitioning by Mr. Murray from his role as Senior Vice-President – Human Resources to his role as Senior Vice-President – Administration and the transitional services provided by Mr. Murray in connection with his transitioning from such employment roles, the Company has, subject to the terms and conditions of a Transitional Services Employment Agreement made by and between Mr. Murray and the Company effective as of March 28, 2016 (the “Transitional Services Employment Agreement”), agreed to continue to pay Mr. Murray his base salary and to provide Mr. Murray his group medical insurance coverage through December 31, 2017.

In connection with the Company’s agreement to continue to pay Mr. Murray his base salary and to continue to provide Mr. Murray his group medical insurance coverage, the Company has requested that Mr. Murray provide the Company a waiver and release.
CONSIDERATION:

NOW, THEREFORE, in consideration of the Company’s agreement to continue payment to Mr. Murray of his base salary and the Company’s agreement to continue to provide Mr. Murray his group medical insurance coverage and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mr. Murray hereby agrees as follows:

1.Retirement. Mr. Murray hereby confirms his retirement from his employment with the Company effective as of ________________, 201_. Mr. Murray hereby further confirms his resignation, effective as of March 28, 2016, from his position as Senior Vice-President – Human Resources for the Company and from all positions or offices he held as of such date as an elected officer of any subsidiary or affiliated limited liability company of the Company. Mr. Murray hereby further confirms that, effective as of the date of his retirement set forth above in this Section 1, he shall be deemed to have resigned from any position he may hold with the Company or any of the Company’s Affiliates (as hereinafter defined), whether as an officer, Director, employee or member of any committee, board or administrative body. Following the date hereof, Mr. Murray agrees to execute and deliver any documents or instruments which may reasonably be requested by the Company to formalize his resignations provided for by this Section 1, effective as of the date of his retirement set forth above. For purposes of this Agreement, the term “Affiliates” means each corporation, limited liability company or other entity which is directly or indirectly controlled by the Company. For purposes of the preceding sentence, the phrase “controlled by the Company” means that the Company possesses, directly or indirectly, the power to direct or cause the direction of the management policies of such corporation, limited liability company or other entity, whether through the ownership of securities, the ownership of partnership or limited liability company interests, control over the Board of Directors or other governing body of such corporation, limited liability company or other entity, by contract or otherwise.

2.Waiver and Complete Release. (a)    Mr. Murray, for himself and his heirs, successors and assigns, in consideration of the sums and benefits to which he is entitled under the terms of the Transitional Services Employment Agreement does hereby forever discharge and release the Company and each of its Affiliates and each of their respective agents, officers, shareholders, directors, employees, successors and assigns, from any and all claims, demands, causes of action, damages, complaints, expenses and compensation which he now has or may in the future have, or which any person or entity may have on his behalf, on account of or arising out of any matter or thing which has happened, developed or occurred before the date hereof, known or unknown, including, without limitation, all claims, demands, causes of action, damages, complaints, expenses and compensation arising from: (i) Mr. Murray’s employment with the Company; or (ii) any and all officerships, positions and authorities held by Mr. Murray with the Company and any of its Affiliates; or (iii) the resignation of Mr. Murray from his position as Senior Vice-President – Human Resources; or (iv) the termination of Mr. Murray’s employment with the Company in connection with his retirement on the date set forth above; or (v) the termination of any officerships, positions and authorities held by Mr. Murray with the Company and any of its Affiliates. Mr. Murray hereby waives any and all such claims, causes of action, demands, damages, complaints, expenses and compensation of any type or description that he has or might have against the Company and each of its Affiliates and each of their respective agents, officers, shareholders, directors, employees, successors and assigns. This release, discharge and waiver includes, but is not limited to, any claims, demands, causes of action, damages, complaints, expenses and compensation (collectively called "claims") arising out of or under the following:

(i)The Federal Age Discrimination in Employment Act of 1967, as amended, which, among other things, prohibits discrimination in employment on account of a person's age.

(ii)The Federal Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person's race, color, religion, sex, or national origin.

(iii)The Federal Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which, among other things, prohibits interference with individual rights protected under the statute.

(iv)The Americans With Disabilities Act, as amended, which, among other things, prohibits discrimination relating to employment on account of a person's handicap or disability.

(v)The Rehabilitation Act of 1973, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of handicap.

(vi)The New York State Human Rights Law, as amended, which, among other things, prohibits discrimination in employment on account of a person's age, race, creed, color, religion, national origin, sex, disability, arrest record, marital status, status as an ex-offender, genetic predisposition or carrier status.

(vii)Section 201-d of the New York State Labor Law, as amended, which, among other things, prohibits discrimination on account of a person's political activities outside of working hours, a person's legal use of consumable products, an individual's legal recreational activities outside of working hours and an individual's membership in a labor organization or exercise of rights under the National Labor Relations Act, as amended.

(viii)Section 740 of the New York State Labor Law, as amended, which, among other things, prohibits retaliatory action against an employee because of whistle-blower activity.

(ix)Any Federal, State or local law or rule, regulation, executive order or guideline, including, but not limited to, those laws specifically described above.

(x)All constitutional violations, defamation, wrongful discharge, attorney fees, costs, breach of contract, breach of implied contract, negligence of any kind, including, but not limited to, negligent performance of contractual obligations, breach of the covenant of good faith and fair dealing, tortious interference with business and/or contractual relationship (or prospective relationship), violation of the penal statutes, retaliatory discharge, whistle-blower's claims, estoppel of any kind, loss of consortium, exemplary damages, negligent and/or intentional infliction of mental or emotional distress, discrimination, harassment and/or retaliation or wrongful action which has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other federal, state or local statute, ordinance, regulation or rule.

(xi)Any oral or written contract of employment or other engagement or authority with or on behalf of the Company or any of its Affiliates, express or implied, or any oral or written agreement, express or implied, purporting to establish terms and conditions of employment or other engagement or authority or addressing termination of same.

(a)Mr. Murray specifically understands and agrees that the termination of his employment and all positions and authorities with or on behalf of the Company and its Affiliates does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied. If any contracts or agreements exist concerning the employment of Mr. Murray by the Company, concerning other positions or authorities held by Mr. Murray with or on behalf of the Company or concerning the terms and conditions of such employment or other positions or authorities or the termination of same, whether oral or written, express or implied, such contracts or agreements are hereby terminated and are null and void, effective as of the date hereof.

(b)The waiver and release contained in this Section 2 includes, but is not limited to, a waiver, discharge and release by Mr. Murray of each of the Company, the Company’s Affiliates and each of their respective agents, officers, shareholders, directors, employees, successors and assigns, from any damages or relief of whatever nature or description, including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys fees or costs, which may arise from any of the claims waived, discharged or released.

(c)Mr. Murray agrees that the waiver and release contained in this Section 2 may be enforced in any federal, state or local court and before any federal, state or local administrative agency or body.

(d)Subject to the provisions of Section 3 hereof, Mr. Murray agrees not to commence or continue any action or proceeding in any federal, state or local court, concerning his employment with the Company or officerships, positions or authorities held with the Company or Mr. Murray’s separation from such employment, officerships, positions or authorities, or anything else included in the waiver and release contained in this Section 2.

3.Preservation of Certain Rights.    (a) Notwithstanding the provisions of Section 2 above, nothing in this Agreement shall be deemed or construed to constitute a waiver or release by Mr. Murray of: (i) any rights he has to payment of any amounts due to him in connection with his retirement under the terms of the Transitional Services Employment Agreement; (ii) any rights he has to payment of any amounts due him under the terms of the Gibraltar Deferred Compensation Plan; and (iii) any rights to indemnification he has as provided under the Certificate of Incorporation of the Company and under applicable law as in effect as of the date of his retirement set forth above.
(a)    In addition to the rights preserved by Mr. Murray as described in Section 3(a) above and notwithstanding anything to the contrary contained in this Agreement, Mr. Murray expressly reserves all of the following rights he has (as such rights have been confirmed in the Transitional Services Employment Agreement): (i) the right to continue to receive payment of his base salary through December 31, 2017, in substantially equal installments in accordance with the payroll policies of the Company applicable to salaried employees of the Company employed at the Company’s Buffalo, New York, corporate headquarters; and (ii) the right, as provided for by the Transitional Services Employment Agreement, to receive the Supplemental Payment

(b)    In addition to the rights preserved by Mr. Murray as described in Sections 3(a) and 3(b) above and notwithstanding anything to the contrary contained in this Agreement, Mr. Murray expressly reserves all rights he has to payment of all amounts which he is entitled to receive pursuant to the terms of the Company’s Management Stock Purchase Plan as amended and restated effective as of June 27, 2012 (the “ 2012 MSPP”) and the Company’s Management Stock Purchase Plan as adopted effective May 7, 2015 (the 2015 MSPP”), including, but not limited to, rights to payment for amounts deferred by Mr. Murray and rights to payment of amounts attributable to matching restricted stock units allocated by the Company to Mr. Murray based on his deferrals prior to his retirement (all amounts which Mr. Murray is entitled to receive under the terms of the 2012 MSPP and the 2015 MSPP, including amounts attributable to Mr. Murray’s deferrals and amounts attributable to matching restricted units allocated by the Company to Mr. Murray being hereinafter the being hereinafter the “MSPP Payment Entitlement”). For the avoidance of doubt, the rights reserved by Mr. Murray pursuant to this Section 3(c) includes and is intended to include the right to receive the MSPP Payment Entitlement and the right to bring legal proceedings against the Company to enforce his right to receive the MSPP Payment Entitlement.
(c)    In addition to the rights preserved by Mr. Murray as described in Sections 3(a), 3(b) and 3(c) above and notwithstanding anything to the contrary contained in this Agreement, Mr. Murray expressly reserves all rights he has: (i) to payment of all amounts, if any, which he is entitled to receive pursuant to the terms of any performance stock unit awards he has received prior to the date hereof pursuant to the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (hereinafter the “2005 Omnibus Plan”) and pursuant to the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “2015 Omnibus Plan”); and (ii) to issuance of any shares of common stock of the Company pursuant to the terms of any restricted stock unit awards granted to Mr. Murray prior to the date hereof pursuant to the terms of the 2005 Omnibus Plan and pursuant to the 2015 Omnibus Plan (Mr. Murray’s rights to payment for such performance stock units and Mr. Murray’s rights to issuance of shares of common stock of the Company for such restricted stock units being hereinafter the “Equity Incentive Award Entitlement”). For the avoidance of doubt, the rights reserved by Mr. Murray pursuant to this Section 3(d) includes and is intended to include the right to receive the Equity Incentive Award Entitlement and the right to bring legal proceedings against the Company to enforce his right to receive the Equity Incentive Award Entitlement.
(d)    Notwithstanding the provisions of Section 2(e) above, Mr. Murray shall not be prohibited from filing a charge or complaint against the Company or any of its Affiliates with the U.S. Equal Employment Opportunity Commission (the “EEOC”) or from participating in any investigation or proceeding which may be brought by the EEOC or any other governmental agency or authority against the Company or any of its Affiliates; provided that Mr. Murray shall not be permitted to participate in or receive any monetary damages or assessments made by the EEOC or any other such governmental agency or authority against the Company or any of its Affiliates. Finally, the provisions of Section 2(e) above shall not prohibit Mr. Murray from challenging the validity of the waiver and release of claims Mr. Murray may have under Section 2(a)(i) above.

4.Restrictive Covenants.

5.Non-Disparagement. Mr. Murray shall not disparage the Company or any of its Affiliates, their products or services, or their shareholders, officers, directors or employees, in any way orally or in writing.

6.No Disability. Mr. Murray acknowledges that, to the best of his knowledge, he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company or due to the separation from that employment and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company and/or the separation from that employment.

7.Advice of Counsel. Mr. Murray represents and warrants that the Company has encouraged and advised Mr. Murray, prior to signing this Agreement, to consult with an attorney of Mr. Murray’s choosing concerning all of the terms of this Agreement and Mr. Murray’s retirement from employment with the Company.

8.Employee Review and Delivery of Agreement. (a) Mr. Murray represents and warrants that the Company has given Mr. Murray a reasonable period of time, of at least twenty-one (21) days, for Mr. Murray to consider all the terms of this Agreement and for the purpose of consulting with an attorney if Mr. Murray so chose. A copy of this Agreement was presented to Mr. Murray, in person on ____________ 201_. If this Agreement has been executed by Mr. Murray prior to the end of the twenty-one (21) day period beginning on such date, Mr. Murray represents that he has freely and willingly elected to do so.

(a)    Mr. Murray represents and warrants that he has carefully read each and every provision of this Agreement and that he fully understands all of the terms and conditions of this Agreement.
(b)    Mr. Murray represents and warrants that he enters into this Agreement voluntarily, of his own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company, any of the Company’s Affiliates or any of their representatives.

9.Employee Revocation Rights.     This Agreement may be revoked by Mr. Murray within seven (7) calendar days after the date this Agreement is signed by Mr. Murray, by giving written notice of revocation to the Company’s Senior Vice-President of Human Resources. This Agreement shall not become effective or enforceable until the revocation period has expired.

10.Interpretation. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and this Agreement shall be interpreted as if such invalid, illegal or unenforceable provision was not contained herein.

11.Acknowledgments. MR. MURRAY HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL THE TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, AND THAT HE CONSIDERS ALL SUCH PROVISIONS TO BE SATISFACTORY.

MR. MURRAY FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT.

MR. MURRAY FURTHER EXPRESSLY WARRANTS AND REPRESENTS THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.
12.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the personal representatives and successors in interest of Mr. Murray and shall be binding upon and inure to the benefit of any successors in interest of the Company.

13.Applicable Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York without reference to its conflicts of laws principles.

14.Notices. All notices and other communications given pursuant to this Agreement shall be deemed to have been properly given or delivered and received, when delivered if delivered by hand in person, or, if mailed, five (5) business days following the deposit of any such notice in the U.S. mail system by certified mail or registered mail postage prepaid, addressed to Mr. Murray at the address first above written, or if to the Company, to the attention of the Company’s Chief Executive Officer at the address of the Company first above written. From time to time, any party hereto may designate by written notice any other address or party to which such notice or communication or copies thereof shall be sent.

15.Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this agreement on and as of the date first set forth above.

GIBRALTAR INDUSTRIES, INC.

By: _________________________________

_____________________________________
PAUL M. MURRAY

Signature Page to Waiver and Release

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